UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

SARDAR BIGLARI

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit AGAINST votes on the election of certain directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”).

Item 1: On November 10, 2025, Biglari issued the following press release:

Proxy Advisory Firms, ISS, Glass Lewis, and Egan-Jones, Conclude Change is Warranted at Cracker Barrel and Recommend Vote AGAINST Cracker Barrel Nominees

Glass Lewis Recommends Cracker Barrel Shareholders Vote AGAINST the Election of Director Gilbert Dávila for “faulty” board-level marketing expertise, and Jody Bilney for adopting ‘arbitrary’ and ‘regressive’ bylaw amendments

Glass Lewis Concluded Cracker Barrel’s Bylaw Revisions are Firmly Misaligned with Basic Standards of Corporate Governance

ISS Recommends Cracker Barrel Shareholders Vote AGAINST the Election of Director Gilbert Dávila

Egan-Jones Recognizes Urgent Need for Leadership Change Given Cracker Barrel’s Lagging TSR, Financial Underperformance, Operational Challenges, and Management and Strategy Execution Failures

Egan-Jones Recommends Cracker Barrel Shareholders Vote AGAINST the Election of CEO Julie Masino, Chairman Carl Berquist, and Directors Gilbert Dávila, Gisel Ruiz and Darryl Wade

San Antonio, TX, Nov. 10, 2025 /PRNewswire/ -- Biglari Capital Corp. (together with its affiliates, “Biglari Capital”) today announced that independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, have recommended that shareholders vote AGAINST the election of one or more incumbent nominees of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (NASDAQ: CBRL) at the Company’s upcoming annual meeting of shareholders, scheduled to be held on November 20, 2025 (the “Annual Meeting”).

In its report, Glass Lewis* (emphasis added):

Noted the board’s attempts to deflect and distract shareholders and that Biglari Capital has been correct in its criticisms of the Company:

-	“Arguing, for instance, that growth and value creation are at conceptual risk (resurrecting a fairly weak defensive refrain from the 2024 fight) while concurrently failing to clearly acknowledge roughly a billion dollars in lost market value over the last two years is an overtly questionable gambit. Similarly, the board laments the $31 million cost associated with Biglari’s 15-year battle as “considerable”, but characterizes the two-year, $23 million tab for a scuppered, low-yield remodeling program as “not deploy[ing] meaningful levels of capital”. This tack, echoed in other wings of Cracker Barrel’s rebuttal, suggests management and the board are potentially willing to vocally deflect pointed critique by one standard while quietly applying another to allow the board to skirt responsibility for Cracker Barrel’s topple to long-term lows.”

-	“in relation to Cracker Barrel’s 2024 AGM, we would stress that a multitude of strategic and operational concerns were, in our view, credibly and persuasively established by Biglari. These included, among others, subpar growth, poor returns on capital, margin erosion, a deteriorating valuation, ineffective capital allocation, aggressive operational projections, thin strategic disclosure and, ultimately, poor shareholder returns over substantially any relevant timeframe.”

Highlighted the impact of failed rebranding initiatives:

-	“The rebranding initiative – now recast alongside the Company’s remodeling program as a “small workstream” by management and the board despite unambiguously sizable consequences – was a near-peerless disaster in modern retail, triggering wave after wave of negative media coverage, customer blowback and, in a vivid representation of the move’s far-reaching impact, commentary directly from the President of the United States.”

-	“To firmly stress the severity of the Company's downturn in the wake of the rebrand, we would highlight the following: during the fairly brief window falling between August 18, 2025 and November 3, 2025, Cracker Barrel stock lost 46.6% on a dividend-adjusted basis. By contrast, over the same period, the same equal-weight peer set lost 13.5% and the S&P 400 Restaurants index dropped 17.0%. …. Cracker Barrel is now orbiting 16-year lows, alongside pointed regression in valuation.”

-	“Perhaps adding insult to injury, the board is largely unable to afford more granular insight into a recovery timeline which may ultimately hinge on a reshaping of prior strategic directives…”

Raised concerns with removal of relative TSR as a performance benchmark in Cracker Barrel’s executive compensation:

-	“the removal of relative TSR – representing an actual measure of value creation for shareholders – immediately draws scrutiny, particularly given the Company's longer term underperformance relative to its historical benchmark index.”

-	“That investors also lack meaningful insight into the mechanics of the revised LTIP architecture only amplifies our concern, particularly as it remains unclear whether Ms. Masino and the executive team will now be positioned to benefit from a recovery in earnings and traffic metrics depressed by the Company's ill-fated rebrand.”

Labeled Cracker Barrel’s Bylaw Amendments as Punitive, Arbitrary, Excessive, Misleading and Regressive:

-	“the overall extent of the board's pre-adoption outreach (e.g. total number of shareholders/meetings and/or percentage of outstanding shares represented) remains fundamentally unclear…. As a result, the balance of Cracker Barrel investors cannot be certain whether the adopted provisions stem directly from a wide and deep engagement circuit or if the tail is wagging the dog here”.

-	“The contemplated ineligibility provision is, in our view, overly punitive… Voting thresholds also appear arbitrarily high, with the board failing to provide investors a particularly robust rationale beyond suggesting such amounts reflect ’resounding rejection’.’

-	“…we believe there is a cogent argument to suggest support for a dissenting candidate in an amount approaching 25% of votes cast could potentially be indicative of material and credible investor pushback. Codifying the board's ability to effectively dismiss such a result in the Company's governing documents (e.g. the board will be empowered to "disregard any notice of nomination that purports to nominate any such ineligible nominee") appears excessive...”

-	“The cost reimbursement provision is similarly arbitrary, and is also fundamentally misleading, in our view…. While an investor would be expected to reimburse the Company directly from its own capital, a qualifying loss suffered by the board would be repaid from Cracker Barrel's coffers. In such a scenario, investors would absorb both the cost of the board's failed efforts to defeat a competing solicitation and up to $5 million in additional expenses for successfully supporting the election of a dissenting candidate not endorsed by the board. We fail to see this outcome, which functionally punishes investors on both ends of a given fight, as equitable or ’balanced’".

-	“The board's core cost argument (i.e. a total of $31 million in "considerable" defense costs across seven Biglari solicitations) is fraught…. Further, it should be stressed that Cracker Barrel's trading value has, since August 2023, declined in amount roughly 40 times greater than the aggregate defense cost. Placed in broader context, then, leaning on an average contest expense amounting to roughly $2 million per year over the last 15 years to justify unambiguously regressive governance amendments seems to miss the mark”.

-	“Put bluntly, the aggregated toolkit here is exceptionally clumsy. …the board is restricting all current and future Cracker Barrel shareholders by codifying potentially reduced nomination rights and increased campaign costs. It is entirely disingenuous to suggest this framework would not be expected to have a chilling effect on activism at Cracker Barrel…”

-	“Notwithstanding significant shareholder rights implications and a shift into largely uncharted governance territory, it should be stressed that the board has already unilaterally adopted the amendments in question and is submitting them here solely on an advisory basis. As a result, even in the event a substantial plurality or even a majority of Cracker Barrel's shareholders reject these provisions, the board will be under no obligation to take further action.”

Concluded Change is Warranted at Cracker Barrel:

-	“the Company did indeed lose its tactical footing during its mid-2025 rework, resulting in muddled corporate messaging, maladroit project rollbacks and a decidedly awkward turn in the national spotlight. The attendant consequences for investors have been steep, with the Company gutting or jettisoning prior guidance, shedding customers and value at an astounding rate and stumping for regressive bulwarks plainly predicated on sanding down shareholder rights.”

-	“.. we take the fairly firm view that Cracker Barrel's overtly faulty board-level marketing and brand management expertise could clearly do with an immediate rework, and further consider the Company's recent ’collective punishment’ approach to corporate governance reform merits stout rejection here … and, to that end, recommend shareholders oppose the election of both Gilbert Dávila and Jody Bilney and the board's proposed adoption of certain advisory bylaw resolutions at this juncture.”

In its report, ISS* (emphasis added):

Highlighted Cracker Barrel’s Disappointing Transformation Plan, TSR and Operating Performance

-	“TSR has been disappointing since the CEO transition, and over the past one, three, and five years.”

-	“The company's share price is at its lowest ebb in recent memory, TSR has been disappointing over nearly every measurement period, and operational performance has stagnated.”

-	“Based on this new FY2026 guidance and lack of guidance for FY2027, it appears that the company does not expect to achieve its strategic plan financial goals on its original timeline.”

-	“..the company's absolute and relative EBITDA margin has not improved since launching its strategic transformation”

-	“….profitability has consistently lagged peers by a near-constant margin … [the company] remains in a fragile position.”. [timeline discussed above]

Held Board Accountable for Failing to Institute Processes to Avoid Major Mistakes:

-	“the logo change was a particularly damaging error, and it occurred at a particularly inconvenient time. The incident started a share price slide that was given additional momentum with the withdrawal of FY2027 guidance. The board cannot separate itself from this mistake.”

-	“the evidence demonstrates that the processes in place were insufficient to prevent CBRL from making a costly error at an inopportune time. This responsibility extends to the board, which not only includes marketing experts among its ranks, but also has a decades-old standing committee focused on assessing and responding to social and political risk.”

Recommended Shareholders Vote for Change at Cracker Barrel:

-	“This fact pattern speaks for itself, in that it is evident that a measure of board change is warranted.”

-	“The logo fiasco may be a single incident, but in the public eye it has come to define the company. Dávila is highlighted in board materials as one of two marketing specialists among the independent directors. He is also a member of a standing board committee whose purview is to assess social and political risks to the company's business.

-	As CEO, Masino's responsibility for the logo controversy is no less than Dávila's.”

Your vote is important, no matter how many or how few shares of common stock you own. Biglari Capital urges you to sign, date, and return the GOLD proxy card today.

Shareholders who have questions or require assistance in voting their GOLD Proxy Card, or those who require copies of Biglari Capital’s proxy materials, should contact: Saratoga Proxy Consulting LLC at (888) 368-0379 or info@saratogaproxy.com

*Permission to use quotations from the ISS and Glass Lewis reports was neither sought nor obtained.

Additional Information

Biglari Capital has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST certain directors in connection with the Annual Meeting. Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari Capital with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari Capital with the SEC are also available, without charge, by directing a request to Biglari Capital’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

Contacts

Shareholders:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/(888) 368-0379

info@saratogaproxy.com

Item 2: On November 6, 2025, Biglari issued soliciting material to shareholders, which was mistakenly characterized as a letter from Sardar Biglari. Instead, the material was part of a presentation issued by Biglari Capital Corp., an updated copy of which is attached hereto as Exhibit 1 and incorporated herein by reference. Letters to shareholders of the Company from Mr. Biglari can be found at www.enhancecrackerbarrel.com/content/letters-to-shareholders.htm. A copy of the presentation from Biglari Capital Corp. can be found at www.enhancecrackerbarrel.com/content/investor.htm.

Additional Information

Biglari has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST certain directors in connection with the Annual Meeting. Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari with the SEC are also available, without charge, by directing a request to Biglari’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.